Executive Employment Contract

This Executive Employment Agreement (the "Agreement") is made effective February 25, 2004 (the "Effective Date") by and between Administration for International Credit and Investment, Inc., ("Company") an Oregon corporation with offices at 7932 Prospect Place, La Jolla, California 92037 and Joseph Lyle Putegnat, III ("Executive") with an address at 12520 High Bluff Drive, Suite 260, San Diego, California 92130.

In consideration of the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, subject to the terms and conditions set forth in this Agreement.

2. Term. This Agreement shall have a term of two (2) years from the start date of Executive's employment with the Company (the "Term").

3. Duties.

3.1 Position. Executive is employed as Senior Vice President or such other higher position agreed to by the parties. Executive shall report to the Company's Chief Executive Officer, and shall have the duties and responsibilities assigned by the Chief Executive Officer from time to time. Executive shall perform faithfully and diligently all duties assigned to him.

3.2 Best Efforts/Full Time. Executive will expend his best efforts on behalf of the Company, and will abide by all written Company policies as such policies may be adopted or amended from time to time, as well as all applicable federal, state and local laws and regulations. Executive shall devote Executive's full business time and efforts to the performance of Executive's assigned duties for Company, unless Executive notifies the Chief Executive Officer in advance of Executive's intent to engage, directly or indirectly, in other work and receives the express written consent of the Chief Executive Officer to do so. With the Chief Executive Officer's prior written consent, Executive may serve as a director of other corporations or engage in such other charitable, civil and similar pursuits to the extent that such activity does not interfere with or compete with Executive's responsibilities under this Agreement. Executive represents and warrants (i) that he is fully qualified and competent to perform the responsibilities he is being hired to perform pursuant to the terms of this Agreement, and (ii) that his execution of this Agreement, his employment with the Company and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer (or other person or entity), including any obligations with respect to proprietary and confidential information of any other person or entity. Executive agrees to indemnify the Company for all losses, costs and expenses, including reasonable attorneys' fees, for

any and all claims by third parties for any action or conduct which occurred prior to the date of this Agreement.

3.3 Work Location. Executive's principal place of work shall be located within 25 miles of San Diego, California or at such other location as the parties may mutually agree upon from time to time.

4. Benefits.

4.1 General. Executive shall be eligible to participate in Company benefit programs, as they become available, pursuant to the terms of the Company's applicable benefit plans and policies.

4.2 Vacation and Holidays. Executive shall be entitled to accrue three (3) weeks vacation during each calendar year of his employment with the Company. All vacation days previously accrued by Executive shall be credited to Executive. Unused vacations days shall be carried forward to subsequent years, subject to any policy relating to limitation of vacation carryover which the Company may adopt pertaining to all employees.

4.3 The Company reserves the right to modify, suspend or discontinue any and all benefit programs at any time as long as such action is taken generally with respect to other similarly situated executives of the Company.

5. Compensation.

5.1 Base Salary. As compensation for the performance of Executive's duties hereunder, Company shall pay to Executive an initial Base Salary of $60,000 per year, payable in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions; provided, however, that such compensation will commence in the first calendar month in which the Company experiences gross revenues of $1,500,000 or more in accordance with the financial projections attached hereto as Exhibit "A." Executive's Base Salary shall be paid according to standard payroll deductions and withholdings, pursuant to the payroll procedures regularly established and amended by the Company, in its sole discretion, during the term of this Agreement.

5.2 Expenses Incidental to Employment. The Company agrees to reimburse the Executive for all reasonable and necessary expenses incurred in the performance of his duties under this Employment Agreement in accordance with the Company's standard policies and procedures for travel and expense reimbursement as such policies and procedures may be amended from time to time. Expense reimbursement shall be requested by the Executive on such forms as the Company may reasonably require.

5.3 Additional Compensation. During the Term, Company shall pay Executive an additional $10,000 per calendar month, to be remitted either (i) in cash, or

(ii) in common stock of the Company at the sole option of the Company; provided, however, that such compensation will commence the first calendar month in which the Company experiences gross revenues of $1,500,000 or more in accordance with the financial projections attached hereto as Exhibit "A." The Company shall evidence such election by sending Executive written notice by the fifth business day of the month indicating the Company's election as to whether to pay the additional compensation in cash or stock as described above for the previous month's payment.

5.4 Performance and Salary Review. Executive's Base Salary may be increased from time to time by the Chief Executive Officer. The annual base salary payable to the Executive hereunder, as it may be so increased, shall thereafter constitute the Base Salary.

5.5 Bonus Compensation. In addition to Base Salary and Additional Compensation, the Board of Directors may, in its sole discretion, award Executive bonus compensation at intervals throughout the term of this Agreement.

6. Pledge Agreement. Executive and Company previously entered into a Pledge Agreement (the "Pledge Agreement") under which the Executive agreed to certain restrictions, in the equity of the Company held by the Executive on the terms and conditions set forth therein. The Executive and the Company agree that the terms of the Pledge Agreement shall be incorporated into the terms of this Agreement. Notwithstanding the foregoing, in the event of termination of Executive without cause by the Company, and in the absence of an Event of Default under the Pledge Agreement, the terms of the Pledge Agreement shall immediately become null and void as of the date of such termination.

7. Termination of Executive's Employment.

7.1 Termination for Cause by the Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive's employment immediately at any time for Cause. For the purposes of this Agreement, any one or more of the following events shall be defined as "Cause":

(a) any event, conduct or action by the Executive that would in law permit an Employer without notice to terminate the employment of an Executive, including any act which would subject the Company to liability under the California Fair Employment and Housing Act;

(b) a material breach of the Executive's fiduciary obligations to the Company;

(c) any conviction of Executive by a court of competent jurisdiction of a criminal offence which contains an element of moral turpitude, which is materially detrimental to the Company;

(d) any default of the Executive's material obligations under this Employment Agreement;

(e) the Executive's willful and continued failure to perform his duties hereunder or his habitual neglect of such duties; or

(d) commission of any material act of fraud, misrepresentation or other act of moral turpitude.

The final determination of whether Executive's employment with the Company is terminated for cause shall be determined by the Board of Directors in its good faith determination. For purposes of this definition, an act or failure to act by the Executive shall be considered "willful" if the Executive acted (or failed to act) in good faith with the reasonable belief that his action or omission was in the Company's best interest, and, in the case of major actions or omissions, after review and determination by the Chief Executive Officer. In the event Executive's employment is terminated for cause in accordance with this Subsection 7.1, Executive shall be entitled to receive only (i) the Base Salary then in effect, prorated to the date of termination, and (ii) payment for accrued unused vacation hours. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the "Severance Package" described in Section 9 below.

7.2 Termination Without Cause by the Company. Company may terminate Executive's employment under this Agreement without Cause at any time. In the event of such termination, Executive will receive (i) the Base Salary then in effect, prorated to the date of termination, and (ii) payment for accrued unused vacation hours. In addition, Executive will be eligible to receive the "Severance Package" described in Section 9, below.

7.3. Voluntary Resignation by Executive. Executive may voluntarily resign Executive's position with Company after providing thirty (30) days' advance written notice to the Company's Chief Executive Officer. In the event of Executive's resignation, Executive shall be entitled to receive only (i) the Base Salary then in effect, prorated to the date of termination, and (ii) payment for accrued unused vacation hours. In addition, Executive will not be entitled to receive the Severance Package as described in Section 9 hereof.

7.4 Termination for Disability. Subject to applicable law, the Company may terminate Executive's employment with the Company during any period in which Executive is considered by the Company to be disabled. Executive shall be considered "disabled" if, in the sole opinion of the Company, as determined in good faith, Executive is prevented, after reasonable accommodation by the Company, from properly performing his duties due to mental or physical illness for a period of ninety (90) consecutive days in any twelve-month period.

8. Termination Due to a Change in Control.

8.1 Definition of Change of Control. For the purposes of this Agreement, a "Change of Control" shall mean the occurrence of any of the following:

a) Any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board or such surviving entity outstanding immediately after such merger or consolidation;
b) The Company is merged, consolidated or reorganized into or with another corporation of legal person, and as a result of such merger, consolidation or reorganization less than fifty percent (50%) of the combined voting power of the then outstanding securities of such resulting corporation or person immediately after such transaction are held in the aggregate by the holders of voting stock of the Company immediately prior to such transaction;
c) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than fifty percent (50%) of the combined voting power of the then outstanding stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of voting stock of the Company immediately prior to such sale or transfer; or
d) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

8.2 Termination Without Cause After a Change of Control. If Executive's employment with the Company is terminated by the Company for any reason other than "Cause" (as defined in Section 7.1, above) within one year following a Change of Control, upon such date of termination, (i) The Company shall pay Executive the prorated payment of Base Salary through the date of termination to the extent not paid by then and shall release all previously authorized stock grants which are due to Executive, (ii) Executive shall vest in 100% of the unvested portion of any stock options granted to Executive by Company, (iii) 100% of the Pledged Shares shall be released to Executive, (iv) Executive shall receive payment for accrued unused vacation hours, and (v) Executive shall receive the Severance Package as described in Section 9 below. Executive understands and acknowledges that the acceleration of any stock options or vesting schedules for stock grants may result in adverse tax consequences to Executive.

8.3 Termination On Death Or Disability. If Executive's employment is terminated by reason of his death or disability, this Agreement shall terminated as provided by its terms and Executive's obligations to Executive under this Agreement shall be limited to (i) prorated payment of Executive's salary through the date of

termination to the extent not paid by then; (ii) the payment of earned and accrued bonus or incentive payments due Executive, if any, at the time of termination under any bonus or incentive plans in which Executive participated prior to termination, (iii) the payment of any unused accrued vacation through the date of termination, and (iv) the payment of any reimbursable business expenses that were documented by Executive prior to termination in accordance with the Company's policies as set forth above and that were not reimbursed to Executive at the time of the termination of this Agreement. As of the date of termination, the Company's obligations to pay Executive and his estate, beneficiaries or legal representatives any compensation or any other amounts shall cease, except as otherwise provided by law.

9. Severance Package. The Severance Package will consist of the following:

9.1 Severance Payment. Executive will receive a salary continuation payments for a period of six (6) months' from the date of termination at a rate equal to Executive's then current Base Salary, less federal and state income and employment taxes, payable in equal semi-monthly installments in accordance with Company's normal payroll schedule; provided, however, that Executive shall execute and deliver to the Company a full general release of claims against the Company, including a waiver under Section 1542 of the California Civil Code, upon payment of the first installment.

9.2 Group Health Insurance Benefits Continuation. For the period during which Executive is receiving salary continuation payments pursuant to Section 9.1 above, Executive will continue to receive group health insurance benefits on the same terms as existed at the time of termination provided Company's insurance carrier allows for such benefits continuation or is otherwise allowed by law.

9.3 Stock Grant. All stock grants which have been previously authorized and are due to Executive shall be issued immediately. Executive understands and agrees that the issuance of stock grants may result in adverse tax consequences to Executive.

9.4 Release of Pledged Stock. As additional severance, the Company agrees to release all the Pledged Shares that remain unreleased (as each term is described in the Pledge Agreement) as of the date Executive is entitled to receive the Severance Package.

10. Confidential Information

10.1 Background. The Executive understands and agrees that the Company has in the past and will in the future, continue to expend large sums of money and apply its unique and special "know-how" to the design, development, production and marketing of intellectual property and/or related products for the wholesale international telecommunications markets, or such other businesses that the Company may be engaged in or actively pursuing at any time during the time of employment (the "Business"), and the Company will continue in the future to devote a great effort in building an effective organization through the utilization of unique and effective product development, management, sales, service, marketing, finance, and other corporate techniques. The Executive further understands and agrees that the continued success of the Company in

the Business in which the Company engages is dependent upon maintaining strict confidentiality over the products and services developed or acquired by the Company and which will be developed or acquired by the Company in the future.

10.2 Confidential Information. The Executive, during the term of this Agreement, will have access to and become acquainted with various information of substantial value to the Company, including trade secrets, which is generally not known in the industry, and which gives the Company an advantage over its competitors who do not know or use it, including, but not limited to, formulas, patterns, devices, software, patents, patent applications, software applications or algorithms, secret inventions, processes, techniques, designs, drawings, developments, equipment, prototypes, sales and customer information, customer and prospect lists, and business and financial information relating to the business, products, practices, and techniques of the Company (collectively, the "Confidential Information"). The Executive agrees to regard and preserve as confidential such Confidential Information obtained by the Executive from whatever source and will not, either during the Executive's employment or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use such Confidential Information except on behalf of the Company, without the prior written consent of the Company. Further, both during the Executive's employment and thereafter, the Executive will refrain from any acts or omissions that would reduce the value of such Confidential Information to the Company. All files, records, documents, drawings, specifications, equipment, computer disks and software, and other electronic media or similar items relating to the business of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall remain the exclusive property of the Company.

10.3 Return of Confidential Information. The Executive agrees that all documents (including software and information in machine-readable form) of any nature pertaining to activities of the Company, including the information or materials referred to in this Agreement in the Executive's possession now or at any time during his employment with the Company, are and shall be the property of the Company and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.

11. Non-Competition.

11.1 Background. The Executive understands and agrees that the Company has in the past and will in the future, continue to expend large sums of money and apply its unique and special "know-how" to the design, development, production and marketing of intellectual property and/or related products for the wholesale international telecommunications market, or such other businesses that the Company may be engaged in or actively pursuing at any time during the time of employment (the "Business"), and the Company will continue in the future to devote a great effort in building an effective organization through the utilization of unique and effective product development, management, sales, service, marketing, finance, and other corporate techniques. The Executive further understands and agrees that the continued success of the Company in the Business in which the Company engages is dependent upon maintaining strict

confidentiality over the products and services developed or acquired by the Company and which will be developed or acquired by the Company in the future.

11.2 Non-Competition. The Executive agrees that, in consideration of the Executive's employment and the compensation the Executive is to receive as an employee, the sufficiency of which consideration is hereby acknowledged, he will not at any time within the period commencing on the date of this Agreement and ending twelve (12) months following the effective date of termination of his employment with the Company for any reason, including termination for cause, without cause (the "Non-Competition Period) either individually or in partnership or in conjunction with any person or persons, firm, company or corporation as principal, agent, director, officer, employee, directly or indirectly, carry on, be engaged in, or permit his name or any part thereof to be used or employed by any such person or persons, firm, company or corporation, carrying on or concerned with a business which is competitive to the Business in any of the states, other than California, in which the Company does business during the Non-Competition Period, provided that the foregoing shall not prevent the Employee from purchasing as a passive investor up to three per cent (3%) of the outstanding publicly traded shares or other securities of any class of an issuer listed on a recognized stock exchange in the United States.

11.3 Reasonableness of Restrictions. The Executive acknowledges that the Executive's employment by the Company and all compensation and benefits to the Executive from such employment, have and will be conferred by the Company upon the Executive only because and on condition of the Executive's willingness to commit the Executive's best efforts and loyalty to the Company, including protecting the Company's right to have its Confidential Information protected from disclosure by the Executive and abiding by the confidentiality, non-competition, non-solicitation and other provisions herein. The Executive understands the Executive's duties and obligations as set forth in this Section 11 and agrees that he has been adequately and fully compensated for any loss of opportunity he might otherwise forgo as a result of this Section 11. The Executive agrees that the restrictions contained in this Section 11 are reasonable and valid (including the restrictions placed on Executive during the six (6) month Non-Competition Period).

12. Non-Solicitation

12.1 Non-Solicitation of Employees. The Executive agrees, in consideration of the Executive's employment and the compensation Executive is to receive as an employee, the sufficiency of which consideration is hereby acknowledged, until twelve (12) months after the effective date of termination of the Executive's employment with the Company (the "Non-Solicitation Period"), the Executive agrees that he will not, directly or indirectly, either for his own benefit or for the benefit of any person, or persons, or corporation, directly or indirectly, hire, employ or otherwise solicit any of the Company's employees, so as to induce them to leave their employment with the Company. However, for greater certainty and without limiting the above, it is agreed that a general solicitation of employment by means of public advertisement of a third party shall not violate this Section 12.1.

12.2 Non-Solicitation of Customers and Prospects. The Executive agrees that he will not at any time after the termination of his employment during the Non-Solicitation Period solicit or undertake any activity with respect to any existing customer of the Company for the purpose of establishing a business relationship with any such customer that would reasonably be deemed to be competitive with the Business of the Company.

13. Release from Non-Compete and Non-Solicitation Restrictions. In the event that the Company (i) becomes insolvent; (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws which such party fails to have released within ninety (90) days after filing; (iii) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of such party; (iv) such party makes a general assignment for the benefit of creditors or (v) the Company fails to merge with a public shell within the Non-Competition Period then the Executive shall be completely released from all Non-Compete and Non-Solicitation provisions as described in Sections 11 ("Non-Competition") and 12 ("Non-Solicitation") hereof.

14 Executive Work Product

14.1 Disclosure of Ideas. The Executive agrees to disclose promptly to the Company all ideas, inventions, discoveries, improvements, designs, processes, production methods and technological innovations ("Intellectual Property"), whether or not patentable, which he may conceive or make, alone or with others, during his employment with the Company, and which directly or indirectly relate to the Business of the Company; or are based on or derived from his knowledge of the actual or planned business activities of the Company. The Company shall exclusively own all Intellectual Property which the Executive conceives, develops or contributes to in the course of his employment with the Company and all intellectual and industrial property and other rights of any kind in or relating to the Intellectual Property, including but not limited to all copyright, patent, trade secret and trademark rights in or relating to the Intellectual Property. Material or information conceived, developed or contributed to by the Executive outside work hours on the Company's premises or through the use of the Company's property and or assets shall also be Intellectual Property and be governed by this Agreement if such material or information relates to the Business the Company. The Executive shall keep full and accurate records accessible at all times to the Company relating to all Intellectual Property and shall promptly disclose and deliver to the Company all Intellectual Property.

14.2 Assignment of Rights. The Executive agrees to assign to the Company all Intellectual Property covered by Section 14.1 and 14.2 of this Agreement.

14.3 Co-operation. At the Company's expense, the Executive agrees to give all testimony and execute all patent applications, rights of priority, assignments and other documents, and in general do all lawful things requested of the Executive by the

Company to enable the Company to obtain, maintain and enforce its rights to such Intellectual Property.

15. Agreement to Arbitrate.

15.1 Arbitration. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, family and medical leave, compensation or benefits claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to "Company" include all parent, subsidiary or related entities and their employees, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of Company.

15.2 Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

15.3 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

15.4 Arbitration Procedure. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association ("AAA"). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

16. Additional Representations of Executive. Executive represents to the Company that Executive is not party to any written or oral agreement with any third party that would restrict Executive's ability to perform Executive's obligations hereunder and that Executive will not, by joining the Company, breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favor of any third party.

17. General.

17.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's heirs, executors, administrators, estate, beneficiaries, and legal representatives. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.

17.2 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

17.3 Attorneys' Fees. Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

17.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California. Each party consents to the jurisdiction and venue of courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

17.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery; (b) by overnight courier upon written verification of receipt; (c) by facsimile transmission upon acknowledgment of receipt; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice to the Company shall be sent to the attention of Company's Chief Executive Officer at the address set forth in the Preamble. Notice to Executive shall be sent to the address set forth in the Preamble.

17.6 Counterparts. The parties agree that this Agreement may be executed in identical counterparts. The Agreement will be binding and enforceable on all parties even though signed in counterparts.

17.7 Survival. Sections 9 ("Severance Package"), 10 ("Confidential Information"), 11 ("Non-Competition"), 12 ("Non-Solicitation"), 13 ("Release from Non-Compete and Non-Solicitation Restrictions"), 14 ("Executive Work Product"), 15 ("Agreement to Arbitrate"), 17 ("General Provisions") and 18 ("Entire Agreement") of this Agreement shall survive Executive's employment by Company.

18. Entire Agreement. This Agreement, together with (i) the Pledge Agreement and (ii) the Company's Employee Handbook, as in effect at any time during the term of this Agreement, constitutes the entire understanding between Executive and the Company relating to Executive's employment and the additional matters provided for therein. The documents referred to in this Section 18 supercede and replaces any prior verbal or written agreements between the Company and Executive. This Agreement may not be

modified or amended except by a written agreement signed by both Executive and the Chief Executive Officer of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

19. Employee Acknowledgement. Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN AND HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Executive

By: Joseph Lyle Putegnat, III

Signature: ____________

AICI

By: Wolfgang Grabher

Signature: ____________

Title: CEO

Exhibit A

Financial Projections